Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

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FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

Quarterly Distribution of $0.60 per Common Unit

Whippany, New Jersey, October 25, 2018 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared a quarterly distribution of $0.60 per Common Unit for the three months ended September 29, 2018. This quarterly distribution rate equates to an annualized rate of $2.40 per Common Unit. The distribution is payable on November 13, 2018 to Common Unitholders of record as of November 6, 2018.

Nominees are hereby notified that there is a withholding requirement at the highest applicable effective tax rates for foreign partners from the cash distribution under Section 1446 of the Internal Revenue Code.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

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